Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Among

MLCJR LLC,

YHIMONE, INC.

and

ENERGY XXI GULF COAST, INC.

Dated as of June 18, 2018

5.5	Employee Matters	39
5.6	Directors’ and Officers’ Insurance	40
5.7	Agreement to Defend; Stockholder Litigation	41
5.8	Public Announcements	41
5.9	Advice of Certain Matters; Control of Business	42
5.10	Rule 16b-3	42
5.11	Stockholder Rights Plans; Anti-Takeover Statutes	42
5.12	Stock Exchange De-listing	42

ARTICLE VI

CONDITIONS PRECEDENT		42

6.1	Conditions to Each Party’s Obligation to Effect the Merger	42
6.2	Additional Conditions to Obligations of Parent and Merger Sub	43
6.3	Additional Conditions to Obligations of the Company	44

ARTICLE VII

TERMINATION		44

7.1	Termination	44
7.2	Notice of Termination; Effect of Termination	45
7.3	Expenses and Other Payments	46

ARTICLE VIII

GENERAL PROVISIONS		48

8.1	Definitions	48
8.2	No Survival of Representations, Warranties and Agreements	59
8.3	Notices	59
8.4	Rules of Construction	61
8.5	Counterparts	61
8.6	Entire Agreement; No Third Party Beneficiaries	61
8.7	Governing Law; Venue; Waiver of Jury Trial; Service of Process	62
8.8	Severability; No Remedy in Certain Circumstances	63
8.9	Assignment	63
8.10	Affiliate Liability	63
8.11	Specific Performance	64
8.12	Amendment	64
8.13	Extension; Waiver	64

EXHIBITS:

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

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APPENDICES:

Appendix A-1	Knowledge Persons of the Company
Appendix A-2	Knowledge Persons of Parent and Merger Sub

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 18, 2018 (this “Agreement”), among MLCJR LLC, a Texas limited liability company (“Parent”), YHIMONE, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors, or equivalent governing body of Parent, Merger Sub and the Company approved the execution and delivery this Agreement and the merger of Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with and into the Company, with the Company continuing as the surviving corporation in such merger as an indirect wholly owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the board of directors of the Company has approved this Agreement and determined that this Agreement and the Transactions are in the best interests of, the Company and the Company’s stockholders;

WHEREAS, the board of directors of the Company has declared the advisability of this Agreement and recommended adoption of this Agreement by its stockholders;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1         The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”). As soon as practicable after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such later time as agreed upon by Parent and the Company and specified in the Certificate of Merger (the date and time at which the Merger becomes effective to be referred to as the “Effective Time”).

1.2         Closing. The Closing shall take place at 9:00 a.m., Houston, Texas time, on a date that is the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver in accordance with this Agreement of all of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (such date being, the “Closing Date”) at the offices of Sidley Austin LLP in Houston, Texas, or such other place as Parent and the Company may agree upon in writing.

1.3         Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 1.1 and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4         Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Company Certificate of Incorporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”), until thereafter duly amended as provided therein and by applicable Law, and (b) the Company Bylaws shall be amended and restated as set forth in Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), until thereafter duly amended as provided therein and by applicable Law.

1.5         Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.1         Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

(a)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, immediately after the Effective Time, CEXXI, Inc., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Holdco”), shall directly be the holder of all of the issued and outstanding shares of the Surviving Corporation’s capital stock.

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(b)          Cancellation of Excluded Shares. Any shares of Company Common Stock held immediately prior to the Effective Time by (A) the Company, as treasury shares, or any of its Subsidiaries, or (B) by Parent, Holdco, Merger Sub or any of their respective Subsidiaries (clauses (A) and (B) collectively, the “Excluded Shares”), in each case, shall automatically be cancelled and cease to exist as of the Effective Time and no Merger Consideration shall be delivered or deliverable therefor.

(c)          Conversion of Capital Stock of the Company. Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Appraisal Shares) shall be converted into and shall thereafter represent the right to receive $9.10 in cash without interest (the “Merger Consideration”).

(d)          Cancellation of Converted Company Common Stock. All shares of Company Common Stock shall, when so converted, cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5.

(e)          Impact of Stock Splits, etc. In the event of any change in the number of shares of Company Common Stock or Company Equity Awards between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock and RSU Consideration to be paid for each Company RSU as provided in this Agreement shall be appropriately adjusted.

2.2         Appraisal Rights. Notwithstanding any other provision contained in this Agreement, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has not voted such shares in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, and has otherwise taken all of the steps required by, Section 262 of the DGCL to properly perfect such stockholder’s appraisal rights under Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration and instead shall be cancelled and shall be entitled to receive the amount determined pursuant to Section 262 of the DGCL; provided, however, that in the event that a stockholder of the Company fails to perfect, withdraws or otherwise loses its right to appraisal under Section 262 of the DGCL, the shares of Company Common Stock held by such stockholder shall be converted into and represent only the right to receive the Merger Consideration pursuant to Section 2.1(c). The Company shall give Parent (x) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company with respect to stockholders’ appraisal rights, and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the DGCL.

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2.3         Treatment of Company Equity Awards.

(a)          At or immediately prior to the Effective Time, the restrictions applicable to each restricted stock unit outstanding as of the Effective Time, whether or not subject to service-based or performance-based vesting conditions (each, a “Company RSU”), granted pursuant to the Company’s 2016 Long Term Incentive Plan, as amended from time to time, or the 2018 Long Term Incentive Plan, as amended from time to time (such plans, collectively, the “Company Stock Plans” and each a “Company Stock Plan”), shall, by virtue of the Merger and without any action on the part of the holder thereof, accelerate in full, with the performance conditions deemed achieved at target, and be cancelled, and, subject to Section 2.3(d), shall be converted into the right to receive the Merger Consideration, multiplied by the number of shares of Company Common Stock subject to such Company RSU, less applicable Taxes to be withheld (the “RSU Consideration”) as soon as reasonably practicable, but in no event later than 30 days, after the Effective Time (or such later date as required by Section 409A of the Code).

(b)          At or immediately prior to the Effective Time, each outstanding option for the purchase of Company Common Stock issued pursuant to any Company Stock Plan (a “Company Stock Option”), regardless of whether vested or unvested, shall by virtue of the occurrence of the Closing and without any action on the part of any holder of any holder thereof, be cancelled for no consideration and the holder shall have no further rights with respect to such Company Stock Option.

(c)          Prior to the Effective Time, the Company shall take all actions necessary such that, effective as of the Effective Time, each outstanding Company RSU and Company Stock Option (each a “Company Equity Award” and together, the “Company Equity Awards”) shall be cancelled as contemplated by this Section 2.3, including (i) obtaining any consents from holders of Company Equity Awards that are required under the terms of the applicable Company Stock Plan, and (ii) amending, to the extent necessary and to the extent such amendment is permitted by the terms of such Company Equity Award or Company Stock Plan, the terms of such Company Equity Awards or Company Stock Plan to give effect to the transactions contemplated by this Section 2.3.

(d)          All payments with respect to the Company RSUs shall be made through the Surviving Corporation’s payroll system, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Company RSU pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law, including Taxes. To the extent that amounts are so properly deducted and withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company RSU in respect of which such deduction and withholding was made by the Surviving Corporation. No interest shall be paid or accrue on the amounts payable pursuant to this Section 2.3 in respect of any Company RSU.

2.4         Warrants. Because the Exercise Price (as defined in the Warrant Agreement) is greater than the Merger Consideration, at or immediately prior to the Effective Time, each outstanding Warrant, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Warrant, will be cancelled for no consideration.

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2.5         Payment; Surrender of Shares.

(a)         Paying Agent; Exchange Fund. Prior to the Effective Time, Parent will designate a national bank or trust company, which shall be reasonably satisfactory to the Company, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive the cash necessary to make the cash payments contemplated by Section 2.1(c). Promptly after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Company Common Stock (the “Exchange Fund”) the aggregate cash to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(c). If for any reason the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(b)         Exchange Procedures.

(i)          As soon as reasonably practicable after the Effective Time, but in no event more than five Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate formerly representing a share of Company Common Stock (“Certificates”) or any corresponding book-entry share of Company Common Stock (“Book-Entry Share”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (“Letter of Transmittal”) (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and such Letter of Transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent, as agent for such holder, under cover of the Letter of Transmittal. Upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Parent shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash or a check in an amount equal to the amount such holder is entitled to receive pursuant to this Article II. Until so surrendered, Certificates or Book-Entry Shares (other Excluded Shares) will represent solely the right to receive the aggregate Merger Consideration relating to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares.

(ii)         If all or any portion of the Merger Consideration in respect of cancelled shares of Company Common Stock is to be paid to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that (A) the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that (B) the Person requesting payment of the Merger Consideration to a Person other than the Person in whose name the relevant surrendered Certificates are registered, shall have paid any transfer and other Taxes required by reason of such payment of the Merger Consideration to a Person other than the registered holder of the Certificates surrendered, or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates.

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(iii)        At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any shares of Company Common Stock, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares that immediately before the Effective Time represented shares of Company Common Stock.

(iv)        Promptly following the date that is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, Certificates and other documents in its possession relating to the Merger and the other Transactions, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, any Subsidiary of Parent or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(v)         Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from cash amounts payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(vi)        If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any action that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificates as contemplated by this Article II.

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2.6         Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Parent, Merger Sub, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. If the applicable withholding agent determines that deduction or withholding is required pursuant to this Section 2.6, it shall give reasonable prior notice of any amount to be deducted or withheld to the Person in respect of which such deduction or withholding would be made. The parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other party, to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding. To the extent that any amounts are so deducted or withheld, such amounts shall be paid to the applicable Governmental Authority on behalf of the Person from whom deducted or withheld and, to the extent so paid, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Company. Except (i) as disclosed in the Company SEC Documents filed and publicly available at least 24 hours prior to the date hereof (excluding any disclosures set forth in any such Company SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements to the extent that they are non-specific, predictive or primarily cautionary in nature, in each such case, other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (ii) as set forth on the correspondingly numbered disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

(a)         Organization, Standing and Power. Each of the Company and its Subsidiaries is (i) a corporation, partnership or limited liability company, as the case may be, duly organized or incorporated, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified and in good standing to do business (including, EGC and its Subsidiaries, taken as a whole, having those qualifications with the BOEM necessary for EGC and its Subsidiaries, taken as a whole, to carry on its business in the Gulf of Mexico in the Ordinary Course of Business) in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws as well as the equivalent organizational documents of each Subsidiary, in each case as of the date hereof. The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.

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(b)         Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock,” and, together with the Company Common Stock and any other capital stock of the Company, the “Company Capital Stock”). At the close of business on June 14, 2018 (the “Capitalization Reference Date”), (A) 33,395,301 shares of Company Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 3,530,773 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which the only outstanding Company Equity Awards thereunder (including both vested and unvested awards) consist of (1) 1,936,672 shares of Common Stock were subject to issuance upon the vesting of outstanding Company RSUs (assuming maximum payout for any Company RSUs subject to performance-based vesting conditions) and (2) 285,105 shares of Common Stock were subject to issuance upon the vesting of outstanding Company Stock Options (the exercise price per share for each of which options is greater than the Merger Consideration), (D) 2,119,889 shares of Company Common Stock were reserved for issuance upon the exercise of 2,119,889 Warrants (the exercise price per share for each of which Warrants is greater than the Merger Consideration), and (E) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, all outstanding options, warrants, rights (including preemptive rights), and Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, excluding Company Equity Awards. Schedule 3.1(b)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, excluding Company Equity Awards. Schedule 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Company Equity Awards, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of shares of Company Capital Stock subject thereto. Except as set forth on Schedule 3.1(b)(iv) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrances. Except as set forth in this Section 3.1(b) (including, for the avoidance of doubt, the corresponding Schedules) and except for changes since the Capitalization Reference Date resulting from the grant, exercise or vesting of Company Equity Awards granted in accordance with Section 4.1(b), (1) there are no outstanding shares of Company Capital Stock, (2) there is no Voting Debt, (3) there are no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, and (4) there are no options, warrants, calls, rights (including preemptive rights) or Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock. Schedule 3.1(b)(v) of the Company Disclosure Schedule contains a complete and accurate list of the capitalization and schedule of stockholders of each Subsidiary of the Company. The Company has no joint venture or other similar material equity interests in any Person or obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and the joint ventures listed on Schedule 3.1(b)(vi) of the Company Disclosure Schedule (excluding, for the avoidance of doubt, any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company). Except as set forth in Schedule 3.1(b)(vii) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries has any material Indebtedness other than intercompany indebtedness owed to the Company or one of its wholly owned Subsidiaries.

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(c)         Authority; No Violations.

(i)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Transactions, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditor’s Rights”). The Company Board has (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), (ii) determined that this Agreement and the Merger are in the best interests of the Company’s stockholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company to be held in connection with the Merger to consider the adoption of this Agreement (the “Company Stockholders Meeting”).

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(ii)         The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or any comparable organizational documents of any of the Company or any of its Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease or other Contract, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, including any documents pertaining to the Revolving Credit Facility or any promissory note issued thereunder; or (C) assuming the Consents referred to in Section 3.1(d) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, or Encumbrances that are set forth on Schedule 3.1(c)(ii) of the Company Disclosure Schedule or that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)        The affirmative vote (in person or by proxy) of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Certificate of Incorporation and Company Bylaws (the “Company Stockholder Approval”) is the only vote of the holders of Company Capital Stock necessary to approve and adopt this Agreement and the Merger and the other Transactions.

(d)         Consents. No Consent is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing with the SEC of (A) a proxy statement in preliminary and definitive form (the “Proxy Statement”) relating to the Company Stockholders Meeting and (B) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (iv) filings with NASDAQ; (v) such filings and approvals as may be required by any applicable state anti-takeover or similar Laws; (vi) any such Consents set forth on Schedule 3.1(d) of the Company Disclosure Schedule and (vii) any such Consents the failure to obtain of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

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(e)         SEC Documents; Financial Statements.

(i)          Except as set forth on Schedule 3.1(e)(i) of the Company Disclosure Schedule, (1) the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of this Agreement that the Company filed with the SEC since January 1, 2017 and prior to the date of this Agreement (the “Company SEC Documents”) are all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 2017 and prior to the date of this Agreement and (2) as of their respective dates, each of such Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii)         The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto (the “Company Financial Statements”), complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Ernst & Young LLP (“E&Y”) is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company and, to the knowledge of the Company, the independence of E&Y with respect to the Company has not been challenged or questioned by any Person.

(f)         Corporate Governance.

(i)          As of the date of this Agreement, the Company has disclosed to the Company’s auditors and the Company Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

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(ii)         The Company and its consolidated Subsidiaries have established and are maintaining “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). The disclosure controls and procedures as in effect as of the date of this Agreement are effective (A) to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (B) in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s reports required under the Exchange Act.

(g)         Proxy Statement. None of the information contained in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Stockholders Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to information supplied by or on behalf of, or related to, Parent or any of its Affiliates. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(h)         Absence of Certain Changes or Events.

(i)          Since December 31, 2017, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(ii)         From December 31, 2017 through the date of this Agreement, the businesses (and properties) of the Company and its Subsidiaries have been conducted (and operated, respectively) in the Ordinary Course of Business.

(i)          No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2017 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (ii) liabilities incurred in the Ordinary Course of Business subsequent to December 31, 2017 and prior to the date of this Agreement; (iii) liabilities incurred in connection with the Transactions; (iv) liabilities incurred as permitted under Section 4.1(l); (v) liabilities set forth on Schedule 3.1(i) of the Company Disclosure Schedule and (vi) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

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(j)          Permits; Compliance with Law.

(i)          Except as set forth on Schedule 3.1(j)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with, and are not in material default under or in material violation of, any Law. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, in each case, that would be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(ii)         Except as set forth on Schedule 3.1(j)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and Orders of all applicable Governmental Authorities and all rights under each Material Contract with any Governmental Authorities, and have filed all tariffs, reports, notices and other documents with all Governmental Authorities necessary under law for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to so possess or have filed any of the Company Permits would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance with the terms and requirements of the Company Permits. Except as set forth on Schedule 3.1(j)(ii) of the Company Disclosure Schedule and except for such matters that would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, (i) the Company Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under any of the Company Permits and (iii) no suspension or cancellation of any of the Company Permits, in whole or in part, is pending or, to the knowledge of the Company, threatened.

(k)         Litigation. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any Oil and Gas Properties owned by the Company or any of its Subsidiaries, in each case, other than such Proceedings that would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole. There is no Order outstanding against the Company or any of its Subsidiaries, in either case that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no officer or director of the Company or any Subsidiary of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company.

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(l)          Taxes.

(i)          Except as set forth on Schedule 3.1(l)(i) of the Company Disclosure Schedule, all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed and each such Tax Return is true correct and complete in all material respects. Except as set forth on Schedule 3.1(l)(i) of the Company Disclosure Schedule, all Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may be liable, that are or have become due have been paid in full. All Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in accordance with applicable Law. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Company and its Subsidiaries have made accruals in accordance with GAAP for such Taxes on the Company Financial Statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and its Subsidiaries. The Company and each Subsidiary of the Company has disclosed on its Tax Returns all positions taken therein that could give rise to a “substantial understatement of Tax” within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(ii)         Except as set forth on Schedule 3.1(l)(ii) of the Company Disclosure Schedule, there are no pending claims against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(l)(ii) of the Company Disclosure Schedule, no Tax audits or administrative or judicial proceedings are being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation in that jurisdiction.

(iii)        Except as set forth on Schedule 3.1(l)(iii) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company or any of its Subsidiaries.

(iv)        Except as set forth on Schedule 3.1(l)(iv) of the Company Disclosure Schedule, the U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2013, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(v)         Schedule 3.1(l)(v) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. The Company has made available to Parent true, correct and complete copies of all income Tax Returns, franchise Tax Returns, and other material Tax Returns filed by the Company or any of its Subsidiaries during the past three years.

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(vi)        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of applicable Law relating to Taxes), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law relating to Taxes) executed on or prior to the Closing, (3) deferred intercompany gain or excess loss account described in Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) resulting from a transaction consummated prior to the Closing, (4) installment sale or open transaction disposition consummated prior to the Closing, (5) prepaid amount received prior to the Closing, other than in the Ordinary Course of Business or (6) election under Section 108(i) of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) made prior to the Closing.

(vii)       No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local, or foreign Law), private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or requested by or with respect to the Company or any of its Subsidiaries.

(viii)      Neither the Company nor any Subsidiary of the Company has recognized a material amount of Subpart F income as defined in Section 952 of the Code. Neither the Company nor any of Subsidiary of the Company has any liability for any “accumulated post-1986 deferred foreign income” (as defined in Section 965 of the Code). Neither the Company nor any Subsidiary of the Company owns any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code), or other entity the income of which is or could be required to be included in the income of the Company or any of its Subsidiaries.

(ix)         Except as set forth on Schedule 3.1(l)(ix) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity Contract or arrangement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee or successor, or by Contract or otherwise.

(x)          Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in (1) the two years prior to the date of this Agreement or (2) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xi)         Neither the Company nor any of its Subsidiaries has entered into or has any liability in respect of, or any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury regulations.

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(xii)        No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries after the Closing.

(xiii)       There is no material property or obligation of the Company or any Subsidiary of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(xiv)      To the knowledge of the Company, all of the Company’s property (including any property of any Subsidiary of the Company) that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods (or portions thereof) prior to Closing, and no portion of any such property constitutes omitted property for property Tax purposes.

(m)        Compensation; Benefits.

(i)          Set forth on Schedule 3.1(m) of the Company Disclosure Schedule is a list of all material Employee Benefit Plans. With respect to each such Employee Benefit Plan, the Company has furnished or made available to Parent true and complete copies of each of the following documents, as applicable: (A) each plan document (or, if not written, a written summary of its material terms) and any amendments, (B) all summary plan descriptions, (C) the most recent annual report (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (D) the most recent determination, opinion letter or advisory letter, if any, issued by the Internal Revenue Service (the “IRS”) and any pending request for such a letter, (E) any material correspondence with, and all non-routine filings made since January 1, 2017 with, any Governmental Authority and (F) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(ii)         No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), and the Company, its Subsidiaries and the Company ERISA Affiliates have no unpaid or unsatisfied obligation with respect to any withdrawal liability (within the meaning of Section 4201 of ERISA).

(iii)        No Employee Benefit Plan is subject to Title IV or ERISA, Section 302 of ERISA or Section 412 of the Code.

(iv)        Except for such failures or Proceedings that would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company, its Subsidiaries and the Company ERISA Affiliates, taken as a whole:

(A)         Each Employee Benefit Plan has been maintained in compliance with applicable Law and in accordance with its terms.

(B)         There are no Proceedings pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans or their assets (other than routine claims for benefits).

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(C)         Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and the Company is not aware of any circumstances or events since the date of such determination letter, opinion letter, or advisory letter that would be reasonably likely to have an adverse impact on such qualification or tax-exempt status.

(D)         Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides health, disability or life insurance benefits following retirement of other termination of employment.

(v)         None of the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party to any agreement with the Pension Benefit Guaranty Corporation respecting any Employee Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not an Employee Benefit Plan, which agreement contains obligations or covenants respecting the Company, any of its Subsidiaries or any Company ERISA Affiliate that continue beyond the date of this Agreement.

(vi)        Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or as expressly required by this Agreement, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (1) entitle any employee of the Company or any Subsidiary of the Company to any payment or benefit (including any enhanced or accelerated benefit, or lapse of repurchase rights or obligations, with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company); (2) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount of compensation payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; (3) result in any breach or violation of, or a default under, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; (4) otherwise give rise to any material liability under an Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; or (5) cause any amounts payable under any Employee Benefit Plan or any other agreement (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(vii)       Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

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(n)         Labor Matters.

(i)          Neither the Company nor any of its Subsidiaries is a party to, or bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. As of the date of this Agreement, (A) there is no pending union representation question involving employees of the Company or any of its Subsidiaries and (B) the Company does not have knowledge of any activity or attempt of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii)         As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and no such strike, dispute, slowdown work stoppage or lockout has occurred since January 1, 2017.

(iii)        As of the date of this Agreement, to the knowledge of the Company, there is no, and since January 1, 2017, has not been, any unfair labor practice grievance, charge or complaint or unlawful employment practice charge or complaint that is pending or, to the knowledge of Company, threatened before (A) the National Labor Relations Board, (B) the Equal Employment Opportunity Commission, (C) the Department of Labor, including the Occupational Safety and Health Administration, or (D) any similar Governmental Authority responsible for the prevention of unlawful labor and employment practices, other than, in each case, any such matters that would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(iv)        Since January 1, 2017, the Company and its Subsidiaries have not been and currently are not subject to any settlement agreement, conciliation agreement, letter of commitment, order, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, wage practices or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or its Subsidiaries.

(v)         Each of the Company and its Subsidiaries is, and since January 1, 2017, has been, in compliance with all applicable Laws regarding labor and employment practices, including all such Laws regarding terms and conditions of employment, wages and hours, overtime pay, employee and contractor classification, work authorization, immigration, recordkeeping, occupational safety and health, employment discrimination and retaliation, sexual harassment, disability rights or benefits, employee leave, equal opportunity, workers’ compensation, employment-related taxes and unemployment insurance and related matters, except where such non-compliance would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

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(vi)        Since January 1, 2017, neither the Company nor any of its Subsidiaries have effected (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1989 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(o)         Real Property.

(i)          Except for the Oil and Gas Properties and as set forth in Schedule 3.1(o)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property. Schedule 3.1(o)(i) of the Company Disclosure Schedule contains the correct location and description of the business purpose of all real property set forth therein, and the Company and its Subsidiaries have good, valid and defensible title to all of the owned real property set forth on Schedule 3.1(o)(i) of the Company Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)         Schedule 3.1(o)(ii) of the Company Disclosure Schedule contains a complete and accurate list of any real property (other than Oil and Gas Properties) leased, subleased or licensed by the Company or any of its Subsidiaries (such property, including, for the avoidance of doubt, all consents, rights-of-way, easements and other similar rights to use or occupy real property, collectively, the “Leased Real Property”) and all of the leases, subleases and other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any such Leased Real Property, which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company and/or its Subsidiaries have and own good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)        All of the Leases set forth in Schedule 3.1(o)(ii) of the Company Disclosure Schedule are valid, binding and in full force and effect (subject as to enforceability to Creditors Rights) and neither the Company nor any of its Subsidiaries (nor, to the Company’s knowledge, any third party) is in material breach of or material default under any such Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(p)         Oil and Gas Property.

(i)          Except as would not be reasonably expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, and except for property (i) sold or otherwise disposed of in the Ordinary Course of Business since the dates of the reserve report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) relating to the Company interests referred to therein as of December 31, 2017 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date of this Agreement in accordance with Section 4.1), as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for (A) Production Burdens and (B) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage and the applicable working interest show on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)         The factual, non-interpretive data supplied to NSAI relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate except for such accuracies as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to NSAI in connection with their preparation of the Company Reserve Report except for such errors as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The estimates of proved oil and gas reserves provided by the Company and its Subsidiaries to NSAI in connection with the preparation of the Company Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC, except for such non-compliance as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report except for such changes as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(iii)        Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Schedule 3.1(p)(iii), all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells.

(iv)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for any amounts being held in suspense in compliance with applicable Law, (i) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual by the Company or any of its Subsidiaries under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries owed by the Company or any of its Subsidiaries have been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(v)         Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(vi)        All of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of the Company or any of its Subsidiaries have been drilled, completed and operated in material accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, and all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole.

(vii)       Schedule 3.1(p)(vii) of the Company Disclosure Schedule lists all transportation, plant, production and other imbalances with respect to Hydrocarbon production from the Company’s (or any of its Subsidiaries’) Oil and Gas Properties as of the date set forth on such Schedule.

(q)         Environmental Matters. Except for those matters that would not be reasonably likely to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole:

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(i)          Except as set forth on Schedule 3.1(q) of the Company Disclosure Schedule, the Company and its Subsidiaries and their respective assets and operations are, and, since January 1, 2017, have been, in compliance with applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws and compliance by the Company and each of its Subsidiaries with the terms and conditions thereof).

(ii)         Neither the Company nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Law.

(iii)        Neither the Company nor any of its Subsidiaries (or, to the Company’s knowledge, any third party operators of the Company’s or any of its Subsidiaries’ assets) have received any written notice asserting a violation of, or any alleged liability under, any Environmental Law.

(iv)        There have been no Releases of Hazardous Materials from any property or facility owned, operated or otherwise used by the Company or any of its Subsidiaries, or in connection with the operations of the Company or any of its Subsidiaries, that have resulted or, to the knowledge of the Company, are reasonably likely to result in liability to the Company or any of its Subsidiaries under Environmental Law.

(v)         There has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Company or any of its Subsidiaries that has, or, to the knowledge of the Company, could reasonably be expected to form the basis of a claim for damages or compensation against the Company or any of its Subsidiaries under Environmental Law.

(vi)        Except as set forth on Schedule 3.1(q) of the Company Disclosure Schedule, as of the date of this Agreement, there are no wells, pipelines, facilities, Systems, platforms or other equipment included in (or located on or otherwise attributable to) any of the Company’s or any of its Subsidiaries’ Oil and Gas Properties that are currently required to be plugged, abandoned and/or dismantled (whether pursuant to applicable Law or any applicable Oil and Gas Lease or Oil and Gas Contract) that have not been plugged and abandoned (and/or dismantled) in compliance with applicable Laws.

(r)          Insurance. Set forth on Schedule 3.1(r) of the Company Disclosure Schedule is a true, correct and complete list, specifying the insurer, amount of coverage, nature of coverage, deductible, and dates through which coverage will continue, of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect, and there is no existing default by any insured thereunder and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent upon Parent’s request prior to the date of this Agreement. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid to date. Except as set forth on Schedule 3.1(r) of the Company Disclosure Schedule, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy. As of the date of this Agreement, (x) there is no material claim by the Company or any of its Subsidiaries pending under any Material Company Insurance Policy and (y) no material claim made since January 1, 2017 under any Material Company Insurance Policy has been questioned, disputed or denied by the underwriters thereof or in respect of which such underwriters have reserved their rights.

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(s)         Material Contracts.

(i)          For all purposes of and under this Agreement, a “Material Contract” shall mean:

(A)         any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(B)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors or Affiliate of any such Person or any Person beneficially owning five percent or more of the Company Capital Stock on the other hand;

(C)         any Contract that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, will restrict the Company, Parent or any of their respective Subsidiaries) from (1) engaging or competing in any line of business, in any geographical location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region, or (3) obtaining products or services from any Person or in any geographic region;

(D)         any Contract (1) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries, other than any such Contracts that are no longer executory or (2) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise (other than the Company’s Subsidiaries);

(E)         each material partnership, joint venture or limited liability company Contract, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

(F)         any Contract that involves or relates to any Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) outside the Ordinary Course of Business;

(G)         any Contract in respect of any Derivative Transaction;

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(H)         each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $2,000,000 in any calendar year or aggregate payments in excess of $4,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(I)         any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to delivery Hydrocarbons at some future time without then or thereafter receiving full payment therefore;

(J)         any Contract that is a joint development agreement, exploration agreement, acreage dedication agreement or joint operating agreement that either (1) is material to the operation of the Company and its Subsidiaries, taken as a whole (excluding joint operating agreements), (2) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $2,000,000 in the aggregate during the 12-month period following the date hereof or (3) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Company or any of its Subsidiaries, to participate in any future transactions with respect to any assets or properties of the Company (or any of its Subsidiaries); and

(K)         any Contract, or group of Contracts, the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (A) through (J) above.

(ii)         Schedule 3.1(s)(ii) of the Company Disclosure Schedule, together with the list of exhibits contained in the Company SEC Documents, sets forth a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. Prior to the date hereof, true and complete copies of all Material Contracts (including all amendments, supplements, schedules and other modifications thereto) have been made available to Parent.

(iii)        Each Material Contract is valid and binding on the Company or each Subsidiary of the Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each Subsidiary of the Company party thereto in accordance with its terms, except that such enforceability is subject to Creditors’ Rights generally and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or party thereto, or, to the knowledge of the Company, any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(t)         Opinion of Financial Advisor. The Company Board has received the opinion of Intrepid Partners, LLC addressed to the Company Board to the effect that, as of June 17, 2018, the date of the meeting at which the Company Board approved this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. An executed copy of such opinion will be made available to Parent solely for informational purposes promptly following the date of this Agreement (it being understood that neither Parent nor any of its Affiliates shall be entitled to rely on such opinion).

(u)         Brokers. Except for the fees and expenses payable to the Persons identified on Schedule 3.1(u) of the Company Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has disclosed to Parent prior to the date hereof the approximate amounts payable (including on a contingent basis) to each Person identified on Schedule 3.1(u) of the Company Disclosure Schedule by the Company or any of its Subsidiaries in connection with the Transactions.

(v)        Anti-Takeover Statutes; Certificate Restrictions. The Company has taken all necessary action such that no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States that is applicable to the Company, is applicable to this Agreement or the Transactions.

(w)        Related Party Transactions. Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract with (i) any direct or indirect beneficial owner of five percent or more of the Company Capital Stock or (ii) any director or officer of such Persons or any relative of any of the foregoing, except for employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the Ordinary Course of Business.

(x)         Intellectual Property; Data Privacy and Information Security.

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2017 has not infringed, misappropriated or otherwise violated, any other Person’s Intellectual Property; (B) there is no claim of such infringement, misappropriation or other violation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (C) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries; (D) no claims of Intellectual Property infringement, misappropriation or other violation are pending or, to the knowledge of the Company, threatened against any Person by the Company or any of its Subsidiaries; and (E) except as set forth on Schedule 3.1(x) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have taken reasonable steps to protect the trade secrets and confidential information used in the business of Company and its Subsidiaries in the Ordinary Course of Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have the right to use all Intellectual Property used in the business of the Company and its Subsidiaries in the Ordinary Course of Business.

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(ii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) the Company and each of its Subsidiaries have complied with the Company’s and each of its Subsidiaries’ own privacy policies and Laws applicable to the Company or any of its Subsidiaries regarding personally identifiable information, including any data privacy Laws or consumer privacy Laws; (B) the Company and each of its Subsidiaries have implemented and maintain commercially reasonable security measures and policies to protect all personally identifiable information owned, collected, stored, controlled or processed by them or on their behalf from and against unauthorized access, use or disclosure; (C) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has been legally required to provide any notices to data owners in connection with any unauthorized disclosure of, or access to, personally identifiable information; and (D) since June 1, 2017, to the Company’s knowledge, there has been no material failure, material substandard performance, or breach of any computer systems of the Company or its Subsidiaries or their contractors that has caused any material disruption to the businesses of the Company or its Subsidiaries or resulted in any unauthorized disclosure of or access to any data owned, collected, stored, controlled or processed by or on behalf of the Company or any of its Subsidiaries.

(y)         Derivative Transactions. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such Derivative Transactions.

(ii)         The Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(z)          Regulatory Matters.

(i)          Neither the Company nor any of its Subsidiaries is (A) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (B) a “holding company”, a “subsidiary company” of a “holding company”, an affiliate of a “holding company”, a “public utility” or a “public-utility company” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

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(ii)         Except as set forth on Schedule 3.1(z) of the Company Disclosure Schedule, all natural gas pipeline Systems and related facilities owned by the Company or any of its Subsidiaries are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

3.2         Representations and Warranties of Parent and Merger Sub. Except as set forth on the correspondingly numbered disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a)         Organization, Standing and Power. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Louisiana. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Authority; No Violations.

(i)          Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject, as to enforceability, to Creditor’s Rights.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the certificate of incorporation, articles of incorporation, bylaws or similar organization documents of Parent, Merger Sub or any of their respective Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease or other Contract, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound; or (C) assuming the Consents referred to in Section 3.2(c) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(iii)        No vote or consent of the holders of any equity or voting interests in Parent that has not been obtained prior to the date of this Agreement is necessary to approve this Agreement or the Merger.

(c)         Consents. No Consent from any Governmental Authority is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for (i) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; and (iii) any such Consents the failure to obtain of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)         Compliance with Law. Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)          Financial Statements. The financial statements of Parent delivered to Intrepid Partners, LLC on May 29, 2018, including all notes and schedules thereto (the “Parent Financial Statements”), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. Whitley Penn LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent and, to the knowledge of Parent, the independence of Whitley Penn LLP with respect to Parent has not been challenged or questioned by any Person.

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(g)         Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries, in either case that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those Orders that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)         Available Funds. At the Closing, Parent will have sufficient, immediately available funds in cash, to pay the aggregate Merger Consideration contemplated by Section 2.1(b) and any other amounts necessary to consummate the transactions contemplated by this Agreement at the Closing (the “Required Amount”), subject to the satisfaction of the conditions in Article VI. In no event shall the receipt by, or the availability of any funds or financing to, Parent or any of its Affiliates or any other financing be a condition to Parent’s obligation to consummate the transactions contemplated by this Agreement.

(i)          No Business Conduct. Merger Sub was incorporated on June 15, 2018. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(j)          Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any “affiliate” or “associate” (as such terms are used in Section 203 of the DGCL) of Parent or Merger Sub, is, or was or became at any time during the last three years, an “interested stockholder” (as such term is defined in Section 203 of the DGCL).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1         Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, except as (i) set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) explicitly permitted or required by this Agreement, (iii) required by Law or situations wherein emergency action is taken in the face of a risk to life or a material risk to property, the environment and/or Oil and Gas Lease termination or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause each of its Subsidiaries to (1) conduct its businesses in the Ordinary Course of Business, including using its use commercially reasonable efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other Persons having significant business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect, (2) comply with all applicable Laws, except where the failure so to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (3) not voluntarily resign, transfer or relinquish any right as operator of any of their Oil and Gas Properties. Without limiting the generality of the foregoing, the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, except as (i) set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) explicitly permitted or required by this Agreement, (iii) required by Law or situations wherein emergency action is taken in the face of a risk to life or a material risk to property, the environment and/or Oil and Gas Lease termination or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

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(a)         Dividends; Changes in Capital Stock. (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except as required by the terms of any capital stock of, or other equity interests in, the Company or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company, in each case, as such terms, plans or agreements are in effect as of the date hereof;

(b)         Issuance of Securities. offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Company Common Stock pursuant to awards granted under any of the Company Stock Plans and outstanding on the date hereof; or (ii) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company;

(c)         Governing Documents. (i) amend or propose to amend the Company Certificate of Incorporation, the Company Bylaws other similar organizational documents, and (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents (in each case, other than ministerial changes);

(d)         Mergers; Acquisitions. (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than, for the avoidance of doubt, acquisitions of federal lease blocks;

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(e)         No Dispositions. sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of, any of its (or their, respectively) its or their assets or properties, other than any sale, lease, license, transfer, exchange, swap, pledge, Encumbrance or disposition of any of the foregoing assets and properties that (i) are of obsolete or worthless equipment or Hydrocarbons, crude oil and/or refined products and are made in the Ordinary Course of Business, (ii) are set forth on Schedule 4.1(e) of the Company Disclosure Schedule, or (iii) sales, leases, transfers or other dispositions of any assets other than Oil and Gas Properties with a fair market value of less than $1,000,000 in the aggregate;

(f)         No Dissolution, Etc. consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(g)         Accounting. change in any respect their material accounting principles or methods and policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP or statutory accounting requirements;

(h)         Insurance. fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice;

(i)          Tax Matters. (i) make or rescind any express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that is required by applicable Law to be made periodically and is made consistent with past practice), (ii) settle or compromise any Proceeding relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years;

(j)          Employee Matters. (i) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or key employees (which for purposes of this Section 4.1(j), “key employee” shall mean any employee whose annual base salary is equal to or greater than $100,000); (ii) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its employees who are not key employees, except for increases in the compensation or benefits of such employees made in the Ordinary Course of Business that do not, for any individual employee, exceed the rate of annual rate of inflation as determined by reference to the Consumer Price Index as published by the U.S. Bureau of Labor Statistics; (iii) pay or agree to pay to any director, officer or key employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any Employee Benefit Plan existing on the date of this Agreement; (iv) enter into any new, or amend any existing Employee Benefit Plan; (v) establish or become obligated under any collective bargaining agreement or Employee Benefit Plan that was not in existence or approved by the Company Board prior to the date of this Agreement; (vi) fund (or agree to fund) any compensation or benefits under any Employee Benefit Plan, including through a “rabbi” or similar trust, not required by any Employee Benefit Plan existing on the date of this Agreement; or (vii) hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor (other than a termination for “cause”), other than, in each case, as required by Law or for any action taken in the Ordinary Course of Business of the Company and its Subsidiaries;

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(k)         Related Party Agreements. enter into or amend in any manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K promulgated by the SEC, except as permitted under Section 4.1(j) above;

(l)          Indebtedness; Encumbrances. (i) incur, create or assume any material Indebtedness, or (ii) create any material Encumbrances on any property or assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict (A)(1) the incurrence of Indebtedness under the Revolving Credit Facility in the Ordinary Course of Business; (2) Indebtedness incurred in the Ordinary Course of Business and pre-payable without premium or penalty related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Revolving Credit Facility, in an amount not to exceed $1,000,000 in the aggregate; (3) indebtedness incurred by the Company that is owed to a wholly owned Subsidiary of the Company or by a wholly owned Subsidiary of the Company that is owed to the Company or another wholly owned Subsidiary of the Company, (4) trade credit provided to customers in the Ordinary Course of Business or (5) the incurrence of capital lease obligations in the Ordinary Course of Business not to exceed $1,000,000; or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above;

(m)        Material Contracts. (i) enter into any Contract that would be a Material Contract or (ii) terminate, amend, modify or waive any provision, right or benefit of or under any Material Contract, except, where such termination, amendment, modification or waiver would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(n)        Capital Expenditures. authorize or make capital expenditures that are, on an individual basis, in excess of $1,000,000, except for reasonable capital expenditures to repair damage resulting from casualty events or required due to an emergency;

(o)         Settlement of Claims. settle or offer or propose to settle, any Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (i) involves a conduct remedy or injunctive or similar relief or (ii) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries; or

(p)         Agreements. agree in writing or otherwise to take any action inconsistent with this Section 4.1.

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Notwithstanding anything to the contrary set forth in this Section 4.1, if neither the Company nor any of its Subsidiaries is the operator of a particular portion of its (or their, as applicable) Oil and Gas Properties, then the obligations of the Company in this Section 4.1 with respect to such Oil and Gas Properties and that have reference to operations or activities that pursuant to existing Oil and Gas Contracts are carried out by the operator, shall be construed to require only that the Company (or its applicable Subsidiary) vote (to the extent permitted) or elect in favor of taking or not taking, as applicable (and use commercially reasonable efforts to cause the operator of such portion of such Oil and Gas Properties to take or not take, as applicable) the actions set forth in this Section 4.1.

4.2         Conduct of Business by Parent Pending the Merger. The Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, except as consented to by the Company in writing, Parent shall not, and shall not permit its Subsidiaries to:

(a)         Governing Documents. (i) amend or propose to amend the Parent Articles of Organization, the Parent Limited Liability Company Agreement or other similar organizational documents, or (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents, in each case, in any manner that would adversely affect the consummation of the Merger and the other Transactions or adversely affect the holders of Company Common Stock relative to the holders of Parent Common Stock;

(b)         No Dissolution, Etc. consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or

(c)         Agreements. agree in writing or otherwise to take any action inconsistent with this Section 4.2.

4.3         No Solicitation; Company Change in Recommendation.

(a)         From and after the date of this Agreement and except as otherwise specifically provided for in this Section 4.3 the Company will not, and will cause its Subsidiaries and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Competing Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to a Competing Proposal, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person who has made or informs the Company that it is considering making a Competing Proposal, (iv) enter into any letter of intent or agreement in principal, or other agreement providing for a Competing Proposal (other than a confidentiality agreement as provided in Section 4.3(b)(ii)) or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Competing Proposal (the taking of any action described in clause (v) being referred to as a “Change of Recommendation”). Promptly after the date of this Agreement, the Company will terminate any physical and electronic data access related to any such potential Competing Proposal granted to such Persons prior to the date of this Agreement.

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(b)         Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)          to the extent applicable, comply with Rule 14e-2(a) under the Exchange Act, Item 1012(a) of Regulation M-A and Rule 14d-9 under the Exchange Act; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 4.3(b)(iii) or Section 4.3(c), effect a Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)         prior to obtaining the Company Stockholder Approval, engage in the activities prohibited by Sections 4.3(a)(i), 4.3(a)(ii) and 4.3(a)(iii) with any Person who has made a Competing Proposal; provided, however, that (A) no non public information that is prohibited from being furnished pursuant to Section 4.3(a) may be furnished until the Company receives an executed confidentiality agreement from such Person, but only if that confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 4.2, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal;

(iii)        prior to obtaining the Company Stockholder Approval, in response to a Competing Proposal, if the Company Board (or any committee thereof) so chooses, cause the Company to terminate this Agreement pursuant to Section 7.1(d) if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the second Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Competing Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Competing Proposal determined to be a Superior Proposal are made the time period set forth in this clause (B) prior to which the Company may effect a Change of Recommendation or terminate this Agreement shall be extended for 24 hours after notification of such change to Parent; and

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(iv)        prior to receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 4.3(b)(ii).

(c)         Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to receipt of the Company Stockholder Approval, to effect a Change of Recommendation if, prior to taking such action, the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(d)         Notwithstanding anything in this Agreement to the contrary, (i) any factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Competing Proposal or a Change of Recommendation and (ii) the Company may inform any Person of the existence of the provisions of this Section 4.2.

(e)         From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that has made or informs the Company that it is considering making a Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal (in each case within two Business Days thereof), and the Company shall provide to Parent (within such two Business Day time frame) either (i) a copy of any such Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Competing Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1         Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing, (i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney-client or attorney work-product privilege (other than title opinions relating to the Company’s and its Subsidiaries’ Oil and Gas Properties) or that such access or the furnishing of such information is prohibited by Law or existing contract or agreement; (ii) Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual medical histories, individual performance or evaluation records, or other information the disclosure of which could subject the Company or any of its Subsidiaries to risk of significant liability and (iii) Parent shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company (granted or withheld in its sole discretion). Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the Transactions. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and, subject to Section 7.2, shall apply to all information furnished thereunder or hereunder.

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5.2         Preparation of Proxy Statement. Each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than 30 days following the date of this Agreement). No filing of, or supplement to, the Proxy Statement will be made by the Company, without Parent’s prior written consent (which shall not be reasonably withheld, conditioned or delayed) and without providing Parent a reasonable opportunity to review and comment thereon. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. If any comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC and all information required to be contained in the Proxy Statement has been included therein, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

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5.3         Company Stockholders Meeting.

(a)         The Company shall take all action necessary in accordance with applicable Laws and the Company Certificate of Incorporation and the Company Bylaws to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. Except as permitted by Section 4.3(c), (A) the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and (B) the Proxy Statement shall include a statement to the effect that the Company Board made the Company Board Recommendation. The Company shall not submit to the vote of its stockholders any Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Termination Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 4.3(b)(iii)(B).

(b)         Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Certificate of Incorporation and Bylaws of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

5.4         Consents; Regulatory Approvals.

(a)         Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all required Consents and the taking of all commercially reasonable steps as may be necessary to obtain a required Consent from any Governmental Authority; (ii) the obtaining of all consents from (A) any third Persons as reasonably requested by Parent and (B) the Persons set forth on Schedule 5.4(a) of the Parent Disclosure Schedule, including the exercise or use, upon the reasonable request by Parent, by the Company of all rights and remedies necessary or available under the Contract under which the consent is sought (but excluding the initiation of any Proceeding unless Parent and the Company mutually agree), to procure the waivers or consents to assignment set forth in such Schedule 5.4(a) of the Parent Disclosure Schedule; provided, however, that, notwithstanding the foregoing, in connection with obtaining the consents referred to in clauses (A) and (B), (1) the Company shall not, without the prior written consent of Parent, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability due to such Person in connection therewith, and (2) none of Parent, Merger Sub or any of their respective Subsidiaries shall be required prior to the Closing to pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability due to such Person in connection therewith); and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the Financing and to fully carry out the purposes of this Agreement.

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(b)         As promptly as reasonably practicable following the execution of this Agreement, the parties shall make all premerger notification filings required under (i) the HSR Act (which shall be made no later than 15 Business Days after the date hereof) and (ii) the jurisdictions outside of the United States in which the Antitrust Laws require a notification to an Antitrust Authority identified in Schedule 5.4(b) of the Parent Disclosure Schedule (together with the HSR Act, the “Merger Notification Rules”) and request early termination of the applicable waiting periods thereunder. Parent and the Company shall each pay one-half of all filing fees under the Merger Notification Rules. Each of Parent and the Company shall (A) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the Merger Notification Rules; (B) keep the other party reasonably informed of, and provide copies of, any correspondence, submission, proposal, presentation, filing or communication received by such party from, or given by such party to, any Antitrust Authority, or received or given in connection with any Proceeding by a private Person; and (C) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, and incorporate the other party’s reasonable comments in, any correspondence, submission, proposal, presentation, filing or communication given by it to any Antitrust Authority or in connection with any Proceeding by a private Person related to any Antitrust Law with any other Person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work-product privilege; provided, however, that materials may be redacted to remove references to valuation of Company Capital Stock, as necessary to comply with contractual arrangements and applicable Laws and as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns. Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use commercially reasonable efforts to obtain the prompt expiration of any applicable waiting period under any Merger Notification Rules and obtain Consent by any relevant Antitrust Authority as promptly as reasonably practicable. Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use commercially reasonable efforts to respond promptly to and substantially comply with any request for information regarding the Merger or filings under any Merger Notification Rules from any Antitrust Authority. Neither party shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Merger Notification Rules, or enter into any agreements with any Governmental Authority, without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of either party, may be limited to outside antitrust counsel only). The parties shall consult with each other prior to taking any material substantive position with respect to the filings under the Merger Notification Rules or in any written submission to or discussions with any Governmental Authority with respect thereto. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets or businesses (or to discuss, agree or commit to any of the foregoing), (ii) enter into any consent decree, Order or agreement that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Parent to own, operate or retain all or any portion of the Parent’s or the Company’s assets, properties or businesses, the Company Capital Stock or the Parent’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any Proceeding instituted (or threatened to be instituted) by any Governmental Authority or other Person challenging this Agreement or the Transactions as violating any applicable Law or (iv) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) or any Law that is effect and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Transactions. The obligations of each party under this Section 5.4 to use commercially reasonable efforts shall be limited to compliance with the reporting provisions of the Merger Notification Rules and with its obligations under this Section 5.4.

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(c)         The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of any Consent of any Antitrust Authority under any Merger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Merger Notification Rules or any other Antitrust Law.

5.5         Employee Matters.

(a)         With respect to any Company or Subsidiary (collectively, the “Parent Group”) employee benefit plan (“Parent Benefit Plans”) in which the officers and employees who are employed by the Company or any of its Subsidiaries as of the Effective Time (the “Employees”) or their respective beneficiaries and dependents are otherwise eligible to participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to (i) recognize all service of such Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan or as would result in a duplication of benefits, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements to the extent such conditions were waived or satisfied under similar Employee Benefit Plans immediately prior to the Effective Time, and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time for the year in which the Effective Time occurs.

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(b)         From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and the Employees, including bonuses, incentives, severance payments or deferred compensation in existence on the date hereof; provided, however, that the foregoing shall not prohibit Parent, the Company or the Surviving Corporation from amending, suspending or terminating any such arrangements in accordance with their terms.

(c)         Prior to the Effective Time, the Company and its Subsidiaries agree, upon Parent’s request and direction, to take any and all necessary steps to effectuate the notice requirements under the WARN Act and any similar state or local law.

(d)         The provisions contained in this Section 5.5 are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Employee Benefit Plan (or beneficiary thereof), including any right to continued (or resumed) employment with Parent, the Surviving Corporation or any of their respective Subsidiaries for any specified period of any nature or kind whatsoever. No provision in Section 5.5 shall (i) constitute an amendment of, or an undertaking to amend, any Employee Benefit Plan or any employee benefit plan of the Parent Group, or (ii) limit Parent’s or the Surviving Corporation’s power to amend or terminate any particular Employee Benefit Plan or any employee benefit plan of the Parent Group or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan or any employee benefit plan of the Parent Group.

5.6         Directors’ and Officers’ Insurance.

(a)         Notwithstanding Section 1.4, Parent and the Surviving Corporation shall not, for six years after the Effective Time, amend, repeal or otherwise modify the Surviving Corporation Certificate of Incorporation or Surviving Corporation Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time that are set forth on Schedule 5.6(a) of the Company Disclosure Schedule.

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(b)         Immediately prior to the Effective Time, the Company will cause to be put in place, and the Company shall fully prepay the premiums of a “tail” insurance policy or policies providing insurance coverage in an amount and scope at least as favorable as the Company’s existing director and officer liability policies disclosed on Schedule 3.1(r) of the Company Disclosure Schedule for matters, acts or omissions existing or occurring at or prior to the Effective Time, with a claims period of at least six years from the Effective Time, and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier providing such insurance; provided, however, that in no event shall the Company be required to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 3.1(r) of the Company Disclosure Schedule) for the six years of coverage under such tail policy; provided further that if the cost of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage as is reasonably obtainable for the Cap Amount.

(c)         In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d)         The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his heirs and representatives.

(e)         For the purposes of this Agreement, “Indemnified Person” shall mean each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries.

5.7         Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto; provided, however, that nothing in this Section 5.7 shall limit the parties’ obligations under Section 5.4 hereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent.

5.8         Public Announcements. The parties hereto shall consult with each other before issuing, and shall provide each other reasonable opportunity to review and comment upon, any press release and, to the extent practicable, other public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable Law or by their respective listing agreement with NASDAQ or as permitted by Section 4.2, in which case such party will, to the extent reasonably practicable, promptly inform the other parties hereto in writing in advance of such disclosure.

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5.9         Advice of Certain Matters; Control of Business. Subject to compliance with all applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Authority in connection with this Agreement and the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.10       Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

5.11       Stockholder Rights Plans; Anti-Takeover Statutes. The Company agrees that it shall not adopt any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device unless the Company takes all necessary action to render such device inapplicable to this Agreement and the Transactions. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States may become or may purport to be applicable to the Company is applicable to this Agreement or the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.12       Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and the Company shall prior to the Effective Time reasonably cooperate with Parent with respect thereto.

ARTICLE VI

CONDITIONS PRECEDENT

6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a)         Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

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(b)         Approvals. The waiting periods and Consents applicable to the Transactions pursuant to the Antitrust Laws identified in Schedule 6.1(b) of the Parent Disclosure Schedule shall have expired or been terminated or been obtained, as applicable, from the applicable Antitrust Authorities.

(c)         No Injunctions or Restraints. No Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is still in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted or enacted by a Governmental Authority having jurisdiction over any party hereto that is still in effect that makes consummation of the Merger illegal or otherwise prohibited.

6.2         Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part:

(a)         Representations and Warranties of the Company. (i) The representations and warranties contained in Section 3.1(a), Section 3.1(c)(i), Section 3.1(g), Section 3.1(h)(i), Section 3.1(p)(i), Section 3.1(t) and Section 3.1(u) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any de minimis inaccuracies) (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)         Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement.

(c)         Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         No Government Litigation. There shall not have been pending any Proceeding by any Governmental Authority in which such Governmental Authority is (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Transactions, (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Company Capital Stock, or (iii) seeking to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate any material assets as a result of any of the Transactions.

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(e)         Appraisal Shares. The aggregate number of Appraisal Shares shall not exceed ten percent of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders Meeting.

(f)         Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in this Section 6.2 have been satisfied.

6.3         Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part:

(a)         Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement.

(c)         Compliance Certificate. The Company shall have received a certificate of Parent signed on behalf of Parent by an executive officer, dated the Closing Date, confirming that the conditions in this Section 6.3 have been satisfied.

(d)         Absence of Parent Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION

7.1         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

(a)          by mutual written consent of the Company and Parent in each case duly authorized by the Company Board (or a committee thereof);

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(b)         by either the Company or Parent:

(i)          if any Governmental Authority having jurisdiction over any party hereto shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to comply with any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;

(ii)         if the Merger shall not have been consummated on or before 5:00 p.m., Houston, Texas time on November 15, 2018 (such date being the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such Termination Date;

(iii)        in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, if it was continuing as of the Closing Date, and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)        if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof; provided, however, that the Company shall not be entitled to effect a termination if the failure to obtain Company Stockholder Approval was the result of the Company’s breach or failure to perform in any material respect any of its obligations under Section 5.2 or 5.3(a);

(c)         by Parent if within five Business Days after the date on which the Company Board or any committee thereof shall have effected a Change of Recommendation; or

(d)         by the Company in order to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 7.3(b) and the Company has complied in all material respects with Section 4.3(b)(iii) in respect of such Superior Proposal.

7.2         Notice of Termination; Effect of Termination.

(a)         A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 7.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.

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(b)         In the event of termination of this Agreement by any party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 7.2, the last two sentences of Section 5.1, Section 7.3 and Articles I and VIII; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the stockholders of the Company, which shall be deemed to be damages of the Company) arising from a Willful and Material Breach of a representation or warranty or arising from a Willful and Material Breach of any covenant, agreement or obligation hereunder or Fraud.

7.3         Expenses and Other Payments.

(a)         Except as otherwise provided in this Agreement, each party shall bear its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)         If (i) Parent terminates this Agreement pursuant to Section 7.1(c) (Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d) (Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

(c)         If (i) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(iv) (Failure to Obtain Company Stockholder Approval), (ii) Parent terminates this Agreement pursuant to Section 7.1(b)(iii) (Company Terminable Breach), or (iii) Parent terminates this Agreement pursuant to Section 7.1(b)(ii) (Termination Date) and before the date of such termination pursuant to this clause (iii) a Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, then the Company shall pay Parent the Parent Expenses no later than three Business Days after notice of termination of this Agreement.

(d)         If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iv) (Failure to Obtain Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 7.1(b)(iii) (Company Terminable Breach), or (C) Parent or Company terminates this Agreement pursuant to Section 7.1(b)(ii) (Termination Date), (ii) on or before the date of any such termination a Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (iii) within 12 months after the date of such termination, the Company enters into a definitive Agreement with respect to such Competing Proposal or consummates such Competing Proposal, then the Company shall pay Parent the Company Termination Fee. For purposes of this Section 7.3(d), any reference in the definition of Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%.”

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(e)         In no event shall Parent be entitled to receive more than one payment of a Company Termination Fee and one payment of Parent Expenses. In no event shall the Company be entitled to receive more than one payment of Company Expenses. The parties agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 7.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 7.1(d), Section 7.2(b), and this Section 7.3 and the specific performance remedies set forth in Section 8.11 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, any such monetary damages hereunder shall be solely the responsibility of the Company or Parent, as applicable, and not any Subsidiary of such Person or any of such Person’s or Subsidiary’s respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates. If the Company is required to pay the Company Termination Fee pursuant to Section 7.3(d)(i)(B) or Parent Expenses pursuant to Section 7.3(c)(ii), then such payments shall be taken into account with respect to the determination of monetary damages with respect to any Willful and Material Breach by the Company of any covenant, agreement or obligation hereunder or Fraud. Notwithstanding any provision in this Agreement to the contrary, the total amount of monetary damages for which the Company or Parent shall be liable under this Agreement shall in no event be greater than $35,000,000.

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ARTICLE VIII

GENERAL PROVISIONS

8.1         Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Authority” shall mean any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, the Bureau of Competition in Canada or any other competition authority of any jurisdiction.

“Antitrust Law” shall mean any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or creating or abusing a dominant position or any Law requiring the making of any filing to an Antitrust Authority relating to any transaction including a merger, acquisition or joint venture.

“Appraisal Shares” shall have the meaning set forth in Section 2.2.

“BOEM” shall mean the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, and any successor to any of the foregoing.

“Book-Entry Shares” shall have the meaning set forth in Section 2.5(b)(i).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in Houston, Texas or in New York, New York.

“Cap Amount” shall have the meaning set forth in Section 5.6(b).

“Capitalization Reference Date” shall have the meaning set forth in Section 3.1(b).

“Certificates” shall have the meaning set forth in Section 2.5(b)(i).

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Change of Recommendation” shall have the meaning set forth in Section 4.3(a).

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall have the meaning set forth in Section 1.1.

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“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall mean the board of directors of the Company (including any committee thereof to which such board of directors delegated some or all of its powers in the matter in question).

“Company Board Recommendation” shall have the meaning set forth in Section 3.1(c)(i).

“Company Bylaws” shall mean the Company’s Third Amended and Restated Bylaws in effect as the date hereof.

“Company Capital Stock” shall have the meaning set forth in Section 3.1(b).

“Company Common Stock” shall have the meaning set forth in Section 3.1(c)

“Company Certificate of Incorporation” shall mean the Company’s Second Amended and Restated Certificate of Incorporation dated as of December 30, 2016.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1.

“Company Equity Award” shall have the meaning set forth in Section 2.3(c).

“Company ERISA Affiliate” shall mean an entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

“Company Financial Statements” shall have the meaning set forth in Section 3.1(e)(ii).

“Company Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Company Material Adverse Effect” (except in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry in which the Company or its Subsidiaries operate): (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America; (ii) financial, banking or securities markets; (iii) the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs), other than as may be caused by or otherwise related to any moratoriums on (or changes or proposed changes in applicable Law) related to the offshore exploration, development and/or operation of Hydrocarbon assets that would reasonably be expected to have the effect of making illegal or commercially impracticable such exploration, development and/or operation (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) changes in Law or GAAP or the interpretation thereof, other than as may be caused by or otherwise related to any moratoriums on (or changes or proposed changes in applicable Law) related to the offshore exploration, development and/or operation of Hydrocarbon assets that would reasonably be expected to have the effect of making illegal or commercially impracticable such exploration, development and/or operation (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect); or (v) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition), or (b) the ability of the Company to consummate the Transactions by the Termination Date.

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“Company Permits” shall have the meaning set forth in Section 3.1(j)(ii).

“Company Preferred Stock” shall have the meaning set forth in Section 3.1(b).

“Company Reserve Report” shall have the meaning set forth in Section 3.1(p)(i).

“Company RSU” shall have the meaning set forth in Section 2.3(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.1(e)(i).

“Company Stock Option” shall have the meaning set forth in Section 2.3(b).

“Company Stock Plan” shall have the meaning set forth in Section 2.3(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.1(c)(iii).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.1(c)(i).

“Company Termination Fee” shall mean a cash amount equal to $8,000,000.

“Competing Proposal” shall mean any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that is structured to permit any Person or group to acquire beneficial ownership of at least 20% of the Company’s and its Subsidiaries’ assets or equity interests.

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“Confidentiality Agreement” shall mean the letter agreement between the Company and Cox Operating, L.L.C., dated as of March 22, 2018.

“Consent” shall mean any consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or license or permit from, any Governmental Authority.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing (other than, in each case, any Oil and Gas Lease or any other instrument constituting the Company or its Subsidiaries’ chain of title to the Oil and Gas Properties).

“Creditor’s Rights” shall have the meaning set forth in Section 3.1(c)(i).

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” shall have the meaning set forth in the Recitals.

“Divestiture Action” shall have the meaning set forth in Section 5.4(b).

“E&Y” shall have the meaning set forth in Section 3.1(e)(ii).

“Effective Time” shall have the meaning set forth in Section 1.1.

“Employees” shall have the meaning set forth in Section 5.5(a).

“Employee Benefit Plan” shall mean any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any material bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, fringe benefit, severance, disability, death benefit, hospitalization, insurance plan, employment agreement, retention agreement, change of control agreement, consulting agreement, collective bargaining or other employee benefit plan, program or Contract providing benefits to any present or former employee, director or contractor of the Company, its Subsidiaries or any Company ERISA Affiliate maintained or contributed to by the Company or such entity, or with respect to which the Company or such entity could have any liability (current, contingent, prospective or otherwise).

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“Encumbrances” shall mean liens, pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, restrictions of any nature (including any restrictions on transfer or the profession, exercise or transfer of any other attribute or ownership of any asset), rights of first refusal, preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“Environmental Law” shall mean any and all applicable Law pertaining to prevention of pollution, remediation of contamination or restoration of environmental quality, or protection of the environment (including wildlife and natural resources).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Excluded Shares” shall have the meaning set forth in Section 2.1(b).

“Fraud” shall mean (a) a false representation of a material fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing the other Person to act, or refrain from acting, and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting losses, and which shall expressly exclude constructive fraud.

“GAAP” shall have the meaning set forth in Section 3.1(e)(ii).

“good and defensible title” shall have the meaning set forth in Section 3.1(p)(i).

“Governmental Authority” shall mean any court, governmental bodies (including federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign, including, for the avoidance of doubt, the BOEM.

“Hazardous Materials” shall mean any chemical, product, substance, waste, pollutant, contaminant or material regulated, defined, designated, classified or listed as hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance or that is otherwise regulated under any Environmental Law, including asbestos or asbestos-containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon, urea formaldehyde insulation, hydrogen sulfide and any petroleum, Hydrocarbon, petroleum by-products, petroleum substances, crude oil, natural gas, natural gas liquids and any components, fractions, or derivatives thereof.

“Holdco” shall have the meaning set forth in Section 2.1(a).

“Hydrocarbons” shall mean crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

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“HSR Act” shall have the meaning set forth in Section 3.1(d).

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course of Business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course of Business of such Person.

“Indemnified Person” shall have the meaning set forth in Section 5.6(e).

“Intellectual Property” shall mean any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) inventions (whether or not patentable), issued patents and patent applications, and counterparts claiming priority therefrom, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, logos, slogans, trade dress, trade names, corporate names, domain names, and other source or business identifiers, together with all of the goodwill of the business associated with each of the foregoing; (c) works of authorship and other copyrightable subject matter, whether registered or unregistered, and whether or not published; and (d) trade secrets, know-how and rights in confidential information, in each case that derives economic value from not being generally known.

“IRS” shall have the meaning set forth in Section 3.1(m)(i)(D).

“knowledge” or “known” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports as such individuals would normally conduct in the ordinary course of their duties, of, (a) in the case of the Company and its Subsidiaries of any individual identified on Appendix A-1 and (b) in the case of the Parent or Merger Sub, any individual identified on Appendix A-2.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.1(o)(ii).

“Leases” shall have the meaning set forth in Section 3.1(o)(ii).

“Letter of Transmittal” shall have the meaning set forth in Section 2.5(b)(i).

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“Material Company Insurance Policies” shall have the meaning set forth in Section 3.1(r).

“Material Contract” shall have the meaning set forth in Section 3.1(s)(i).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Notification Rules” shall have the meaning set forth in Section 5.4(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“NSAI” shall have the meaning set forth in Section 3.1(p)(i).

“Oil and Gas Contracts” shall mean any of the following Contracts to which the Company and/or any of the Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” shall mean all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

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“Oil and Gas Properties” shall mean (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized, (d) all Oil and Gas Contracts, (e) all surface interests, fee interests, reversionary interests, reservations and concessions, (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby that accrue or are attributable to the interest of the holder thereof, (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith) and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby that accrue or are attributable to the interest of the holder thereof.

“Order” shall mean any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with the applicable Person’s past custom and practice during the 12-month period immediately preceding the date of this Agreement in all material respects and without giving effect to the transactions contemplated by this Agreement.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Benefit Plans” shall have the meaning set forth in Section 5.5(a).

“Parent Disclosure Schedule” shall have the meaning set forth in Section 3.2.

“Parent Expenses” shall mean a cash amount equal to Parent’s total documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, but in no event greater than $2,000,000.

“Parent Financial Statements” shall have the meaning set forth in Section 3.2(f).

“Parent Group” shall have the meaning set forth in Section 5.5(a).

“Parent Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or could reasonably be expected to be materially adverse to the ability of Parent or Merger Sub to consummate the Transactions by the Termination Date.

“party” or “parties” shall mean a party or the parties to this Agreement.

“Party Affiliate” shall have the meaning set forth in Section 8.10.

“Paying Agent” shall have the meaning set forth in Section 2.5(a).

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“Permitted Encumbrances” shall mean:

(a)         to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements and other similar agreements and documents;

(b)         contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c)         Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report;

(d)         Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e)         such Encumbrances as the Parent may have expressly waived in writing;

(f)          all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)         any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(h)         Encumbrances imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions;

(i)          excepting circumstances in which such rights are triggered prior to the Effective Time, rights of reassignment arising upon final intent to abandon or release any Oil and Gas Lease;

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(j)          Encumbrances arising under the Revolving Credit Facility; or

(k)         defects or irregularities resulting from the failure to record releases of liens, mortgages or production payments (in each case) that have expired on their own express terms or have expired or been terminated by an Order.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Production Burdens” shall mean all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Authorities.

“Proxy Statement” shall have the meaning set forth in Section 3.1(d).

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, emitting, discharging, migrating, injecting, escaping, leaching, dumping, or disposing or otherwise releasing into the environment.

“Representatives” shall mean, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, controlled Affiliates and other representatives.

“Required Amount” shall have the meaning set forth in Section 3.2(h).

“Revolving Credit Facility” shall mean the Company’s revolving credit facility under the Company’s First Lien Exit Credit Agreement dated as of December 30, 2016, as amended by the Amendment to First Lien Exit Credit Agreement, dated as of March 3, 2017 and by the Second Amendment and Waiver to First Lien Exit Credit Agreement, dated as of April 24, 2017, as may be further amended from time to time.

“RSU Consideration” shall have the meaning set forth in Section 2.3(a).

“SEC” shall have the meaning set forth in Section 3.1(e)(i).

“Secretary of State” shall have the meaning set forth in Section 1.1.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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“Subsidiary” shall have the meaning ascribed set forth in Rule 1-02 of Regulation S-X under the Securities Act, unless otherwise expressly stated herein.

“Superior Proposal” shall mean any written proposal by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (x) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 50% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, respectively, or (y) more than 50% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders than the Transactions.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Surviving Corporation Bylaws” shall have the meaning set forth in Section 1.4.

“Surviving Corporation Certificate of Incorporation” shall have the meaning set forth in Section 1.4.

“Systems” shall mean the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, and are used for the conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, as presently conducted.

“Tax Returns” shall mean any return, report, statement, information return, claim for refund, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” shall mean (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

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“Terminable Breach” shall have the meaning set forth in Section 7.1(b)(iii).

“Termination Date” shall have the meaning set forth in Section 7.1(b)(ii).

“Transactions” shall mean the transactions contemplated by this Agreement including the Merger.

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into securities having the right to vote, on any matters on which stockholders of the Company or any its Subsidiaries may vote.

“WARN Act” shall have the meaning set forth in Section 3.1(n)(vi)

“Warrant Agreement” shall that certain Warrant Agreement dated as of December 30, 2016, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.

“Warrants” shall mean the warrants to purchase shares of Company Common Stock issued pursuant to the Warrant Agreement.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by, or a failure to act by, the breaching party with the knowledge or belief that the taking of such act or failure to act would constitute a breach of this Agreement.

8.2         No Survival of Representations, Warranties and Agreements. The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

8.3         Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or faxed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) if transmitted by electronic mail (but only if confirmation of receipt of such e-mail is requested and received; provided, however, that each notice party shall use commercially reasonable efforts to confirm receipt of any such email correspondence promptly upon receipt of such request) or (d) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

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(i)          if to Parent or Merger Sub, to:

MLCJR LLC
4514 Cole Avenue, Suite 1175
Dallas, Texas 75205
Fax:  (214) 420-7720
E-Mail:  craig.sanders@coxoil.com
Attention:  Craig Sanders

with a required copy to (which copy shall not constitute notice):

Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Fax:  (214) 756-8617
E-Mail:  jaschumacher@lockelord.com and michael.blankenship@lockelord.com
Attention:  Jason Schumacher and Michael Blankenship

(ii)         if to the Company, to:

Energy XXI Gulf Coast, Inc.
1021 Main Street, Suite 2626
Houston, Texas 77002
Fax:  (713) 351-3300
E-Mail:  dbrooks@energyxxi.com
Attention:  Douglas E. Brooks

with a required copy to (which copy shall not constitute notice):

Energy XXI Gulf Coast, Inc.
1021 Main Street, Suite 2626
Houston, Texas 77002
Fax:  (713) 351-3300
E-Mail:  mwchapman@energyxxi.com
Attention:  Marguerite N. Woung-Chapman

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street Suite 6000
Houston, Texas 77002
Fax:  (713) 495-7799
E-Mail:  mmetts@sidley.com and klukaszewski@sidley.com
Attention:  J. Mark Metts and Katy Lukaszewski

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8.4         Rules of Construction.

(a)         Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)         All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections and clauses refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections and clauses of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar importance, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

8.6         Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.6, which is intended for the benefit of the Indemnified Persons and except, as provided in Section 7.2(b), that the Company may recover as damages the consideration that would otherwise have been payable to the stockholders of the Company.

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8.7         Governing Law; Venue; Waiver of Jury Trial; Service of Process.

(a)         This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof, except to the extent that the provisions of the DGCL are applicable, in which case the DGCL shall apply.

(b)         THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING THEREUNDER OR RELATING THERETO, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS AND CAUSES OF ACTION WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8         Severability; No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to an Order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such Order.

8.9         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.9 shall be void.

8.10       Affiliate Liability. Each of the following is herein referred to as a “Party Affiliate”): (a) any direct or indirect holder of equity interests or securities in the Company or Parent, as applicable (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or Parent, as applicable, or (ii) any Person who controls the Company or Parent, as applicable, in all such cases as determined prior to Closing. No Party Affiliate shall have any liability or obligation to Parent or Merger Sub (in the case of a Party Affiliate of the Company) or to the Company (in the case of a Party Affiliate of Parent) of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

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8.11       Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled, in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (but only to the extent expressly permitted by Section 7.2(b) or Section 7.3) to seek and obtain in the courts contemplated by Section 8.7, (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.11 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement.

8.12       Amendment. Prior to obtaining the Company Stockholder Approval, this Agreement may be amended at any time by all parties hereto. Following the obtaining the Company Stockholder Approval, no amendment to this Agreement shall be effective if such amendment would require by Law the further approval by the holders of Company Common Stock without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.13       Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[Signature Pages to Follow; Remainder of Page Left Blank]

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

MLCJR LLC

By:
Name:
Title:

YHIMONE, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

ENERGY XXI GULF COAST, INC.

By:
Douglas E. Brooks
Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]